As filed with the Securities and Exchange Commission on January 29, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Black Diamond Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2836	81-4254660
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Black Diamond Therapeutics, Inc.

139 Main Street

Cambridge, MA 02142

(617) 252-0848

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David M. Epstein, Ph.D.

President and Chief Executive Officer

Black Diamond Therapeutics, Inc.

139 Main Street

Cambridge, MA 02142

617-252-0848

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert E. Puopolo, Esq. Mitchell Bloom, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Richard D. Truesdell, Jr., Esq. Marcel R. Fausten, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ File No. 333-235789

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated Filer	☐

Non-Accelerated filer	☒	Smaller Reporting company	☒

		Emerging Growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered(1)	Proposed maximum aggregate offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common stock, par value $0.0001 per share	1,939,263	$19.00	$36,845,997.00	$4,782.62

(1)

Represents only the additional number of shares being registered and includes 252,947 shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares to cover over-allotments, if any. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-235789).

(2)

The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously registered securities at a maximum aggregate offering price not to exceed $184,230,000 on a Registration Statement on Form S-1, as amended (File No. 333-235789), which was declared effective by the Securities and Exchange Commission on January 29, 2020. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $36,845,997 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

The Registration Statement shall become effective upon filing in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

Explanatory note and incorporation by reference

This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), for the sole purpose of increasing the aggregate number of shares of common stock offered by Black Diamond Therapeutics, Inc. (the “Registrant”) to be registered for sale by 1,939,263 shares, 252,947 of which are subject to purchase upon exercise of the underwriters’ option to purchase additional shares of the Registrant’s common stock. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Registration Statement on Form S-1, as amended (File No. 333-235789) (the “Initial Registration Statement”). The contents of the Initial Registration Statement, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act, which was declared effective by the Commission on January 29, 2020, are incorporated by reference into this Registration Statement.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit No.	Exhibit Index

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

*	Previously filed on the signature page to the Initial Registration Statement and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, in the state of Massachusetts, on this 29th day of January, 2020.

Black Diamond Therapeutics, Inc.

By:	/s/ David M. Epstein
Name: David M. Epstein
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David M. Epstein David M. Epstein	President, Chief Executive Officer and Director (Principal Executive Officer)	January 29, 2020

/s/ Thomas Leggett Thomas Leggett	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 29, 2020

* Bradley Bolzon	Director	January 29, 2020

* Ali Behbahani	Director	January 29, 2020

* Samarth Kulkarni	Director	January 29, 2020

* Alexander Mayweg	Director	January 29, 2020

* Garry E. Menzel.	Director	January 29, 2020

* Rajeev Shah	Director	January 29, 2020

*By:	/s/ David M. Epstein
David M. Epstein
Attorney-In-Fact